Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into as of the _7_ day of July 2020 by NICHOLAS FINANCIAL, INC., a British Columbia, Canada corporation (the “Company”), and IRINA NASHTATIK (the “Employee”).

WITNESSETH:

WHEREAS, the Employee desires to be employed by the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.EMPLOYMENT AND DUTIES. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Employee, and the Employee hereby agrees to serve the Company, as Chief Financial Officer.  The Employee’s employment hereunder shall begin on or around July _8_, 2020 (the “Placement Date”).  The Employee shall report directly to the Company’s President and Chief Executive Officer and shall render to the Company such management and policy-making services of the type customarily performed by persons serving in similar capacities with other employers that are similar to the Company, together with such other duties with which she is charged by the Company’s Articles or Notice of Articles (or any similar governance instruments) and subject to the overall direction and control of the Company’s Board of Directors.  The Employee accepts such employment and agrees to devote her best efforts and substantially all of her business time, skill, labor and attention to the performance of such duties. The Employee agrees not to engage in or be concerned with any other commercial duties or pursuits during the Term (as hereinafter defined); provided, however, that the Employee may be involved in a passive capacity in a non-competitive business subject to the prior written approval of the Company’s Board of Directors.  Furthermore, the Employee shall assume and competently perform such reasonable responsibilities and duties as may be assigned to her from time to time by the Board of Directors of the Company. To the extent that the Company shall have any parent, subsidiary, affiliated corporations, partnerships, or joint venture (collectively “Related Entities”), the Employee shall perform such duties to promote these entities and their respective interests to the same extent as the interests of the Company without additional compensation. At all times, Employee agrees that she has read and will abide by, and prospectively will read and abide by, any employee handbook, policy, or practice that the Company or Related Entities has or hereafter adopts with respect to its executive officers or its employees generally, including without limitation, the Company’s Insider Trading Policy and Code of Ethics and Business Conduct.

2.TERM. The employment of the Employee under this Agreement commences on the Placement Date and will continue for a period of approximately twenty-four (24) months (the “Initial Term”) expiring on June 30, 2022, unless earlier terminated pursuant to the terms of this Agreement. At and after the end of the Initial Term, this Agreement shall continue to renew automatically on the anniversary of the last day of the Initial Term for successive one (1)-year terms (each such one (1)-year term, a “Renewal Term,” and the Initial Term and any and all Renewal Terms collectively, the “Term”) unless the Company provides to the Employee, at least sixty (60) days prior to the expiration of the Initial Term or Renewal Term, as applicable, written notification that it intends not to renew this Agreement.  Notwithstanding anything to the contrary herein, this Agreement may be terminated in accordance with Section 5 hereof (with the exception of the obligations of the parties hereunder that shall survive any such termination).  Notwithstanding the foregoing, if a Change of Control (as defined in Appendix A hereto) occurs prior to the end of the Initial Term or any Renewal Term, this Agreement shall be extended automatically for a one year renewal period beginning on the date of the Change of Control (a “Post-Change of Control Renewal Period”). Expiration of this Agreement will not affect the rights or obligations of the parties hereunder arising out of, or relating to, circumstances occurring prior to the expiration of this Agreement, which rights and obligations will survive the expiration of this Agreement.

3.COMPENSATION.

(a)Annual Base Salary. The Employee shall receive, and the Company shall pay, an annual base salary of such amount as shall be determined by the Company’s Board of Directors or its Compensation Committee (or other committee performing similar functions) (the “Committee”) from time to time, but not less than $180,000 (the “Base Salary”).   The Base Salary may be increased by the Committee in its sole discretion.  The Base Salary shall be payable in equal installments in accordance with the policy then prevailing for the Company’s employees.   Following a Change of Control, the Employee’s annual base salary shall not be decreased and, during the Post-Change of Control Renewal Period, the Employee’s base salary shall be increased on an annual basis by an amount at least equal to the average base salary increase, expressed as a percentage, provided to executives of the Company of comparable status and position to the Employee.  The Employee also shall be entitled, during the Term, to participate in and receive payments from all other incentive compensation plans as may be adopted by the Company as are made available to other employees of the Company.

(b)Bonus.  The Employee shall receive, and the Company shall pay, such bonuses as shall be determined by or on behalf of the Committee in accordance with the following terms and conditions:

(i)2021 Fiscal Year.  With respect to the fiscal year ending March 31, 2021, provided that the Employee is employed by the Company on the last day of such fiscal year, the Employee shall be entitled to a (A) discretionary cash bonus between $0 and $25,000, the amount of which is to be determined and awarded at the sole discretion of the Board of Directors, and (B) cash bonus equal to the Milestone Bonus calculated with respect to such fiscal year in accordance with Section 3(b)(iii) hereof.

(ii)2022 Fiscal Year.  With respect to the fiscal year ending March 31, 2022, provided that the Employee is employed by the Company on the last day of such fiscal year, the Employee shall be entitled to a (A) discretionary cash bonus between $0 and $25,000, the amount of which is to be determined and awarded at the sole discretion of the Board of

Directors, and (B) cash bonus equal to the Milestone Bonus calculated with respect to such fiscal year in accordance with Section 3(b)(iii) hereof.

(iii)Milestone Bonus.  Beginning with the fiscal year ending March 31, 2021 and ending with the fiscal year ending March 31, 2022, the milestone bonus (the “Milestone Bonus”) earned with respect to a given fiscal year, provided that the Employee is employed by the Company on the last day of such fiscal year, is based on the Pre-Tax Yield (as defined below) actually achieved by the Company for such fiscal year (the “Actual Yield”) compared to the relevant target Pre-Tax Yield for such fiscal year set forth below (the “Target Yield”), with a target payout of $75,000 at 100% of goal.  For these purposes, “Pre-Tax Yield” is defined as operating income before income taxes divided by interest and fee income on finance receivables, adjusted in the sole discretion of the Committee, including without limitation for the following items:  1) changes resulting from a Financial Accounting Standards Board (“FASB”) Accounting Pronouncement, 2) dividends, 3) gain on sale and 4) provision for credit losses if less than charge-offs.

Fiscal Year Ending March 31,	Target Yield
2021	12.5%
2022	20.0%

The percentage obtained for a fiscal year by dividing (x) the Actual Yield for such fiscal year by (y) the Target Yield for such fiscal year shall be defined as the “Performance Percentage.”  At a Performance Percentage of 100%, the Milestone Bonus equals $75,000. If the Performance Percentage is less than 80%, no Milestone Bonus is earned with respect to such fiscal year.  If the Performance Percentage is 80% or higher, the Milestone Bonus with respect to such fiscal year shall be equal to the amount obtained by multiplying the Performance Percentage by $75,000.  By way of example, if the Actual Yield for the fiscal year ending March 31, 2021 is 15.0%, the Milestone Bonus with respect to such fiscal year will be $90,000, representing 120% multiplied by $75,000.

(iv)Short-Term Deferral.  Any bonus payable pursuant to Sections 3(b)(i)(B) or 3(b)(ii)(B) shall be paid to the Employee within a reasonable time, but in no event later than 60 calendar days, after the last day of the applicable fiscal year to which the bonus relates.

(c)Payments. All amounts paid pursuant to this Agreement shall be subject to withholding or deduction by reason of the Federal Insurance Contribution Act, Federal income tax, state and local income tax, if any, and comparable laws and regulations.

(d)Other Benefits. The Employee shall be reimbursed by the Company for all reasonable and customary travel and other business expenses incurred by her in the performance of her duties hereunder in accordance with the Company’s standard policy regarding expense verification practices. The Employee shall be entitled to that number of weeks paid vacation per year that is available to other Employees of the Company, and shall be eligible to participate in such pension, life insurance, health insurance, disability insurance and other employee benefits plans, if any, which the Company may from time to time make available to its employees generally on such terms as are available to such employees.  On and after a Change of Control, the Employee shall be included: (i) to the extent eligible thereunder (which eligibility shall not be conditioned on Employee’s salary grade or on any other requirement which excludes persons of comparable status to Employee unless such exclusion was in effect for such plan or an equivalent plan immediately prior to the Change of Control), in any and all plans providing benefits for the Company’s salaried employees in general (including but not limited to group life insurance, hospitalization, medical, dental, and long-term disability plans) and (ii) in plans provided to executives of the Company of comparable status and position to Employee (including but not limited to deferred compensation, split-dollar life insurance, supplemental retirement, stock option, stock appreciation, stock bonus, cash bonus and similar or comparable plans); provided that in no event shall the aggregate level of benefits under the plans described in clause (i) and the plans described in clause (ii), respectively, in which Employee is included be less than the aggregate level of benefits under plans of the Company of the type referred to in such clause, respectively, in which Employee was participating immediately prior to the Change of Control.

(e)Stock Purchase Matching Program.  The Company shall match 100% of the purchases of common stock of the Company that the Employee makes during the time period commencing on the Placement Date and ending on June 30, 2022 (the “Stock Purchase Matching Period”) (so long as the Employee remains employed through the date of such purchase); provided, however, that (i) such shares of common stock matched by the Company shall be restricted stock and shall not vest until the third anniversary of the date on which the Employee purchased the common stock that triggered the matching obligation (a “Triggering Purchase”), provided, further, that such shares of restricted stock shall only vest if the Employee is employed by the Company on such vesting date (subject to accelerated vesting as specified in Section 5(f) hereof), and (ii) the fair market value of such shares of common stock matched by the Company shall not exceed $100,000 in the aggregate.  [In the event any annual or quarterly trading Window (as defined in the Company’s Insider Trading Policy) is closed during the Stock Purchase Matching Period (or during any extension of the Stock Purchase Matching Period), or Employee is otherwise prohibited by the Company’s Insider Trading Policy or applicable law from purchasing common stock of the Company during such trading Window, the Company shall, for each trading Window so closed to Employee, (x) extend the end date of the Stock Purchase Matching Period for an additional three months.]

4.NONCOMPETITION, NON-DISCLOSURE AND STOCK OWNERSHIP REQUIREMENTS.

(a)Employee acknowledges that her services are of a special, unique, extraordinary and intellectual character, and her position with the Company places her in a position of confidence and trust with customers, suppliers and employees of the Company and other Related Entities. The Employee further acknowledges that the rendering of services under this Agreement necessarily requires the disclosure to her of Confidential Information (as defined below) of the Company and/or Related Entities. The Employee and the Company agree that both prior to and during her course of employment with the Company, the Employee had, has and will continue to develop personal relationships with the Company’s financiers, customers, suppliers and employees, and that the Employee holds a position of substantial trust and confidence. As a consequence, the Employee agrees that it is reasonable and necessary for the protection of goodwill and legitimate business interests of the Company and Related Entities that the Employee make the covenants contained herein, that the covenants are a material inducement for the Company to employ the Employee and to enter into this Agreement, and that the covenants are given as an integral part of an incident to this Agreement.

(b)The Employee covenants and agrees that during the Term of her employment by the Company, and thereafter for a period of one (1) year following the termination of the Employee’s employment with the Company, she will not:

(i)directly or indirectly engage in, continue in or carry on the business of the Company or any Related Entity, or any business substantially similar thereto, including owning or controlling any financial interest in, any corporation, partnership, firm or other form of business organization which competes with or is engaged in or carries on any aspect of such business or any business substantially similar thereto;

(ii)directly or indirectly, assist, promote or encourage any employees or clients, or potential employees or clients, of the Company or Related Entities to terminate or discontinue their relationship in order to pursue opportunities or employment with any competitor of the Company or Related Entities;

(iii)consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now, becomes or may become a competitor of the Company or any Related Entity in any aspect of their respective businesses during the Employee’s employment with the Company, including, but not limited to: advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; or loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction whether or not on an arms’ length basis with any such competitor; or

(iv)engage in any practice the purpose of which is to evade the provisions of this Agreement or to commit any act which Employee knows or should know will likely be detrimental to the successful continuation of, or which adversely affects, the business or the Company;

provided, however, that the foregoing shall not preclude the Employee’s ownership of not more than 5% of the equity securities of a corporation which has such securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c)The Employee acknowledges that the inventions, innovations, software, trade secrets, business plans, financial strategies, finances, and all other confidential or proprietary information with respect to the business and operations of the Company and Related Entities are valuable, special and unique assets of the Company. The Employee agrees not to, at any time during her employment by the Company (whether during the Term hereof or otherwise), disclose, directly or indirectly, to any person or entity, or use or authorize or propose to authorize any person or entity to use any confidential or proprietary information with respect to the Company or Related Entities without the prior written consent of the Company including, without limitation, information as to the financial condition, results of operations, identities of clients or prospective clients, products under development, acquisition strategies or acquisitions under consideration, pricing or cost information, marketing strategies or any other information relating to the Company or any of the Related Entities which could be reasonably regarded as confidential. However, this does not include information which is or shall become generally available to the public other than as a result of disclosure by the Company or Related Entities or any of their agents, affiliates or representatives or a person to whom any of them has provided such information.

(d)The Employee agrees that the geographic scope of this covenant not to compete shall extend to (i) the states of Alabama, Arizona, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Michigan, Missouri, Nevada, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia and Wisconsin, which constitute the geographic area in which the Company has operated its business at some time during the one year preceding the date of this Agreement; and (ii) such broader geographic area where the Company conducts business at any time during the Employee’s employment by the Company (whether during the Term hereof or otherwise).

(e)In the event of any breach of the above covenants not to compete, the Employee recognizes that the remedies at law will be inadequate and that in addition to any relief at law which may be available to the Company for such violation or breach and regardless of any other provision contained in this Agreement, the Company shall be entitled to equitable remedies (including an injunction) and such other relief as a court may grant after considering the intent of this Section 4.

(f)In the event a court of competent jurisdiction determines that the provisions of the above covenants not to compete are excessively broad as to duration, geographic scope, prohibited activities or otherwise, the parties agree that such covenants shall be reduced or curtailed to the extent necessary to render them enforceable.

(g)Beginning on March 31, 2023, for so long as she remains employed by the Company as Chief Financial Officer, the Employee shall maintain ownership of shares of common stock of the Company (including unvested restricted stock) with a fair market value equal to at least 200% of her Base Salary then in effect (the “Stock Ownership Threshold”).  If the Employee’s Base Salary is increased at any time after March 31, 2023, the Employee shall attain the new Stock Ownership Threshold created by such increase in Base Salary by no later than the first anniversary of the effective date of such increase in Base Salary.  If at any time after March 31, 2023 the fair market value of Employee’s shares of common stock of the Company falls below the Stock Ownership Threshold due solely to a decline in the fair market value of the Company’s common stock, the Employee will not be required to acquire additional shares to meet the Stock Ownership Threshold, but she will be required to retain all shares then held (except for shares withheld to pay withholding taxes or the exercise price of options) until such time as the Employee again attains the Stock Ownership Threshold.

5.TERMINATION.

(a)Death. The Employee’s employment hereunder shall terminate upon her death.

(b)Disability. If, during the Term, the Employee becomes physically or mentally disabled in accordance with the terms and conditions of any disability insurance policy covering the Employee or, if due to such physical or mental disability, the Employee becomes unable for a period of more than one hundred eighty (180) consecutive days to perform her duties hereunder on substantially a full-time basis as determined by a medical professional reasonably agreed upon by the Employee and the Company, the Company may, at its option, terminate the Employee’s employment hereunder upon not less than thirty (30) days’ written notice of termination.

(c)Cause. The Company may terminate this Agreement at any time with Cause. As used in this Agreement, “Cause” shall mean the following: (1) a material violation of the Company’s policies or practices which reasonably justifies termination; (2) conviction of a felony, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction; (3) the commission by the Employee of any act which would reasonably be expected to materially injure the reputation, business, or business relationships of the Company or Related Entities; or (4) any material breach by Employee of this Agreement. The Company may terminate this Agreement with Cause as defined in clauses (1) and (4) above upon fifteen (15) business days’ prior written notice (the “Cause Notification Period”) to Employee, but such termination shall only become effective in the event of Employee’s failure to cure the applicable breach or violation, to the reasonable satisfaction of Company, prior to the end of the Cause Notification Period. Should the Company choose to relieve the Employee of her duties during the Cause Notification Period, the Company shall continue to pay the Employee her salary through the end of the Cause Notification Period.  Such Salary shall be paid in accordance with the Company’s normal payroll procedures applicable to base salary.  The Company may terminate this Agreement without notice at any time with Cause as defined in clause (2) or (3) above. Notwithstanding anything in the foregoing to the contrary, during a Post-Change of Control Renewal Period, the Company may terminate this Agreement with Cause only as defined in clause (2) or (4) above. In the event of a termination with Cause, the Company shall be relieved of all its obligations to the Employee provided for by this Agreement, and all payments to the Employee hereunder shall immediately cease and terminate except as set forth above with respect to the 15-day Cause Notification Period in the case of termination with Cause as defined in clause (1) and (4).

(d)Involuntary Termination by Employee. The Employee may terminate her employment hereunder upon (i) a good faith determination by the Employee that there has been a material breach of the Agreement by the Company, (ii) a material adverse change in the Employee’s working conditions or status, (iii) a significant relocation of the Employee’s principal office (“significant relocation” being defined as 50 miles from the current principal office), or (iv) during a Post-Change of Control Renewal Period, a good faith determination by the Employee that there has been any of the following: a breach of the Agreement by the Company, any adverse change in the Employee’s working conditions, status, authority, duties, responsibilities (including but not limited to a requirement that the Employee report to a corporate officer instead of reporting directly to the board of directors) or any requirement that the Employee relocate her principal office to a location that is more than ten (10) miles from the location of the Employee’s principal office immediately prior to the Change of Control (any one of the preceding constituting “Good Reason”), by delivering written notice of termination to the Company indicating in reasonable detail the facts and circumstances alleged to provide a basis for such termination and shall cease performing the Employee’s duties hereunder on the date which is ten (10) days after delivery of the notice, which date shall also be the date of termination of the Employee’s employment and the final day of the ten (10) day “Good Reason Notification Period”, but such termination shall only become effective in the event of the Company’s failure to cure the applicable breach or violation, to the reasonable satisfaction of the Employee, prior to the end of the Good Reason Notification Period.

(e)Voluntary Termination by Employee. The Employee agrees to provide the Company with at least twenty (20) business days’ (“Termination Notice Period”) prior written notice of her intent to terminate employment voluntarily. Failure to provide such notice terminates the Employee’s entitlement to payment of accrued, unused benefits, such as vacation. However, the Company reserves the right to terminate the Employee before the end of the Termination Notice Period, provided that the Company pays the Employee the salary that she would have received from the date of the last payroll payment to the end of the Termination Notice Period. Such salary shall be paid in accordance with the Company’s normal payroll procedures applicable to base salary. During the Termination Notice Period, the Employee agrees to make a good faith effort to perform the duties described hereunder. If, during the Term, the Employee voluntarily terminates her employment with the Company, the Company’s obligations, including payment obligations, under this Agreement shall cease, except that the Company shall pay the Employee the amount of base salary that she would have received from the date of the last payroll payment to the end of the Termination Notice Period in accordance with the Company’s normal payroll procedures applicable to base salary.

(f)Regular Severance Payments. In the event of a termination of the Employee’s employment occurring other than at the end of the Initial Term or a Renewal Term and other than during a Post-Change of Control Renewal Period (x) by the Company other than for Cause or (y) by the Employee in a manner which satisfies Section 5(d):

(i)The Company shall pay the Employee (subject to the provisions of Section 6 of this Agreement) a one-time, lump-sum severance payment equal to: (A) the Employee’s Base Salary in effect at the time of such termination (“Regular Severance Payment”) multiplied by (B) a fraction, the numerator of which is the number of days remaining until the end of the Initial Term (if the termination occurs during the Initial Term) or the end of the then-running Renewal Term (if the termination occurs during such Renewal Term), and the denominator of which is 365 days. The Regular Severance Payment shall be paid to the Employee in cash equivalent on the date that is sixty (60) days after the date of termination of the Employee’s employment; provided that, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), all or a portion of the Regular Severance Payment shall be delayed until the first day of the seventh (7th) month following the month in which the termination of the Employee’s employment occurs, without interest thereon.

(ii)(1)  All restrictions on any restricted stock or restricted stock unit awards made to the Employee by the Company or its affiliates (except for restricted stock issued to the Employee as part of the stock matching program set forth in Section 3(e) hereof) shall lapse such that Employee is fully and immediately vested in such awards upon such termination of employment; (2) any stock options or stock appreciation rights granted to Employee pursuant to the Company’s or its affiliate’s equity-based incentive plan(s) shall become fully and immediately vested upon such termination of employment; (3) any performance shares, performance units or similar performance-based equity awards granted to Employee pursuant to the Company’s or its affiliate’s equity-based incentive plan(s) shall be deemed earned on a pro-rated basis according to the portion of the performance period that has elapsed through the date of the termination of employment as if all performance requirements had been satisfied at the target level (or such higher level as would have been achieved if performance through the date of the termination of employment had continued through the end of the performance period); and (4) restricted stock delivered or then deliverable by the Company to the Employee pursuant to the stock matching program set forth in Section 3(e) hereof (“Matching Stock”) shall become immediately vested in accordance with the following schedule:  one-third (1/3) of the number of shares of Matching Stock shall immediately vest if the termination occurs less than one (1) year after the Triggering Purchase, two-thirds (2/3) of the number of shares of Matching Stock shall immediately vest if the termination occurs less than two (2) years, but one (1) year or more, after the Triggering Purchase, and one hundred percent (100%) of the number of shares of Matching Stock shall immediately vest if the termination occurs more two (2) years or more after the Triggering Purchase.

(g)Change of Control Severance Payments.  In the event of a termination of the Employee’s employment occurring other than at the end of the Initial Term or a Renewal Term during a Post-Change of Control Renewal Period (x) by the Company other than for Cause or (y) by the Employee in a manner which satisfies Section 5(d):

(i)The Company shall pay the Employee (subject to the provisions of Section 6 of this Agreement) a one-time, lump-sum severance payment equal to 100% of the Employee’s Base Salary in effect at the time of such termination (“Change of Control Severance Payment”).  The Change of Control Severance Payment shall be paid to the Employee in cash equivalent on the date that is sixty (60) days after the date of termination of the Employee’s employment; provided that, to the extent required to comply with Section 409A of the Code, all or a portion of the Change of Control Severance Payment shall be delayed until the first day of the seventh (7th) month following the month in which the termination of the Employee’s employment occurs, without interest thereon.

(ii)(1) All restrictions on any restricted stock or restricted stock unit awards made to the Employee by the Company or its affiliates (except for restricted stock issued to the Employee as part of the stock matching program set forth in Section 3(e) hereof) shall lapse such that Employee is fully and immediately vested in such awards upon such termination of employment; (2) any stock options or stock appreciation rights granted to Employee pursuant to the Company’s or its affiliate’s equity-based incentive plan(s) shall become fully and immediately vested upon such termination of employment; (3) any performance shares, performance units or similar performance-based equity awards granted to Employee pursuant to the Company’s or its affiliate’s equity-based incentive plan(s) shall be deemed earned on a pro-rated basis according to the portion of the performance period that has elapsed through the date of the termination of employment as if all performance requirements had been satisfied at the target level (or such higher level as would have been achieved if performance through the date of the termination of employment had continued through the end of the performance period); and (4) Matching Stock shall become immediately vested in accordance with the following schedule:  one-third (1/3) of the number of shares of Matching Stock shall immediately vest if the termination occurs less than one (1) year after the Triggering Purchase, two-thirds (2/3) of the number of shares of Matching Stock shall immediately vest if the termination occurs less than two (2) years, but one (1) year or more, after the Triggering Purchase, and one hundred percent (100%) of the number of shares of Matching Stock shall immediately vest if the termination occurs more two (2) years or more after the Triggering Purchase.

(h)Additional Benefits.  In the event of a termination triggering payments under Sections 5(f) or 5(g) above, the Employee shall be entitled to the following additional benefits:

(i)Until the earlier of twelve (12) months after the date of Employee’s termination of employment or such time as Employee has obtained new employment and is covered by benefits which in the aggregate are at least equal in value to the following benefits, Employee shall continue to be covered, at the expense of the Company, by the same or equivalent life insurance, hospitalization, medical, dental and vision coverage as Employee received (or, if higher, as was required hereunder) immediately prior to Employee’s termination of employment, subject to the following: After the end of the COBRA continuation period, if such hospitalization, medical or dental coverage is provided under a health plan that is subject to Section 105(h) of the Code, benefits payable under such health plan shall comply with the requirements of Treasury regulation section 1.409A-3(i)(1)(iv) and, if necessary, the Company shall amend such health plan to comply therewith; and if provision of any such health benefits would subject the Company or its benefits arrangements to a penalty or adverse tax treatment, then the Company shall provide a cash payment to Employee in an amount reasonably determined by the Company to be equivalent to the COBRA premiums for similar benefits.

(ii) The Company shall bear up to $7,500 in the aggregate of fees and expenses of consultants and/or legal or accounting advisors engaged by the Employee to advise the Employee as to matters relating to the computation of benefits due and payable under this Section 5.

Notwithstanding anything to the contrary in this Agreement, if a Change of Control occurs and the Employee’s employment with the Company is terminated (other than a termination due to Employee’s death or as a result of Disability) during the period of 180 days prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by Employee that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement such termination of employment shall be deemed a termination following such Change of Control.

(i)General Release.  Notwithstanding anything to the contrary herein, the payments and benefits specified in Sections 5(f), 5(g) and 5(h) above shall be in consideration for, contingent on and subject to the Company receiving an executed general release from the Employee containing terms reasonably satisfactory to the Company that is effective and non-revocable by the 60th day after the date of termination of the Employee’s employment.

(j)Benefits Through Termination Date.  The following shall apply upon termination of the Employee’s employment: Notwithstanding anything to the contrary herein contained, the Employee shall receive all compensation and other benefits to which she was entitled under this Agreement or otherwise as an employee of the Company through the termination date, including payments of base salary accrued hereunder through the calendar month in which such termination occurs.

6.TAX PROVISIONS.

(a)Limitation on Parachute Payments. Notwithstanding any other provision of this Agreement, if any portion of the Severance Payment or any other payment under this Agreement, or payments to or for the benefit of the Employee under any other agreement or plan (collectively, the “Change of Control Benefits”), would constitute an “excess parachute payment,” then the Change of Control Benefits to be made to the Employee shall be reduced such that the value of the aggregate Change of Control Benefits that the Employee is entitled to receive shall be One Dollar ($1) less than the maximum amount which the Employee may receive without becoming subject to the tax imposed by Section 4999 of the Code (or any successor provision) or which the Company may pay without loss of deduction under Section 280G(a) of the Code (or any successor provision); provided that the foregoing reduction in the amount of Change of Control Benefits shall not apply if the after-tax value to the Employee of the Change of Control Benefits prior to reduction in accordance herewith is greater than the after-tax value to the Employee if the Change of Control Benefits are reduced in accordance herewith. For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G, and such “parachute payments” shall be valued as provided therein.

(b)Opinion. For purposes of this Section, within thirty (30) days after notice by one party to the other of its belief that there is a payment or benefit due the Employee that will result in an excess parachute payment as defined in Section 280G of the Code or any successor provision thereto, the Employee and the Company shall obtain, at the Company’s expense, the opinion (which need not be unqualified) of nationally recognized tax counsel or tax accounting firm (“Tax Counsel”) selected by the Company’s independent auditors and acceptable to the Employee, which sets forth (A) the “base amount” within the meaning of Section 280G; (B) the aggregate present value of the payments in the nature of compensation to the Employee as described in Section 280G(b)(2)(A) (ii); (C) the amount and present value of any “excess parachute payment”  within the meaning of Section 280G(b)(1) without regard to the limitations of this Section 6; (D) the after-tax value of the Change of Control Benefits if the reduction in Change of Control Benefits contemplated under this Section 6 did not apply; and (E) the after-tax value of the Change of Control Benefits taking into account the reduction in Change of Control Benefits contemplated under this Section 6. For purposes of determining the after-tax value of the Change of Control Benefits, the Employee shall be deemed to pay federal income taxes and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Employee’s domicile for income tax purposes on the date the payment is to be made, net of the maximum reduction in federal income taxes that may be obtained from deduction of such state and local taxes.

In the event that a reduction is to be made under this Section 6, the Change of Control Benefits shall be reduced or eliminated by applying the following principles, in order: (i) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (ii) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (iii) cash payments shall be reduced prior to non-cash benefits; provided, however, that if the foregoing order of reduction or elimination would violate Section 409A of the Code, then the reduction shall be made pro rata among the payments or benefits included in the Change of Control Benefits (on the basis of the relative present value of the parachute payments). For purposes of this Agreement, the value of any noncash benefits or any deferred payment or benefit, and all present economic values, shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Employee. Such opinion shall be dated as of the date of termination of the Employee’s employment and addressed to the Company and the Employee and shall be binding upon the Company and the Employee.

The provisions of this Section 6(b), including the calculations, notices and opinions provided for herein shall be based upon the conclusive presumption that the compensation earned by the Employee pursuant to the Company’s compensation programs prior to a change of control is reasonable; provided, however, that in the event such Tax Counsel so requests in connection with the opinion required by this Section 6(b), the Company shall obtain at its expense, and Tax Counsel may rely on in providing the opinion, the advice of a firm of recognized Employee compensation consultants as to the reasonableness of any item of compensation to be received by the Employee.

(c)Effect of Change in Law. In the event that the provisions of Sections 280G and 4999 of the Code (or any successor provisions) are repealed, this Section 6 shall cease to be effective on the effective date of such repeal. The parties to this Agreement recognize that final regulations promulgated under Section 280G of the Code may affect the amounts that may be paid under this Agreement and agree that, upon issuance of such final regulations, this Agreement may be modified as the parties hereto may in good faith deem necessary in light of the provisions of such regulations to achieve the purposes of this Agreement, and that consent to such modification shall not be unreasonably withheld.

7.SUCCESSORS.

(a)If the Company sells, assigns or transfers all or substantially all of its business and assets to any Person (as defined in Appendix A hereto) or if the Company merges into or consolidates or otherwise combines (where the Company does not survive such combination) with any Person (any such event, a “Sale of Business”), then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to such Person, and the Company shall cause such Person, by written agreement in form and substance reasonably satisfactory to the Employee, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company. Failure of the Company to obtain such agreement prior to the effective date of such Sale of Business shall be a material breach of this Agreement. In case of such assignment by the Company and of assumption and agreement by such Person, as used in this Agreement, “Company” shall thereafter mean such Person which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such Person. The Employee shall, in the Employee’s discretion, be entitled to proceed against any or all of such Persons, any Person which theretofore was such a successor to the Company (as defined in the first paragraph of this Agreement) and the Company (as so defined) in any action to enforce any rights of the Employee hereunder. Except as provided in this Subsection, this Agreement shall not be assignable by the Company. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

(b)This Agreement and all rights of the Employee shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, heirs and beneficiaries. All amounts payable to the Employee under Sections 3 and 5 of this Agreement if the Employee had lived shall be paid, in the event of the Employee’s death, to the Employee’s estate, heirs and representatives; provided, however, that the foregoing shall not be construed to modify any terms of any benefit plan of the Company, as such terms are in effect on the date of the Employee’s death, that expressly govern benefits under such plan in the event of the Employee’s death.

8.SEVERABILITY. The provisions of this Agreement shall be regarded as divisible, and the parties agree that if any of said provisions or any part hereof shall under any circumstances be deemed or declared invalid, inoperative or unenforceable, then the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

9.AMENDMENT. This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Employee.

10.WITHHOLDING. The Company shall be entitled to withhold from amounts to be paid to the Employee hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law (unless the Employee has otherwise indicated in writing). The Company shall be entitled to rely on an opinion of nationally recognized tax counsel if any question as to the amount or requirement of any such withholding shall arise.

11.CLAWBACK.  The Employee agrees that the compensation and benefits provided by the Company under this Agreement or otherwise is subject to recoupment or clawback (a) if the Company is required to file an adverse restatement of earnings and the Committee determines that the Employee was involved, or had knowledge of or should have known that the earnings at issue were false or misleading when originally filed and the false or misleading earnings resulted in compensation to the Employee that otherwise would not have been earned, vested or paid, upon any material financial misstatements or omissions, (b) for loan losses improperly reserved for, (c) under any applicable Company claw back or recoupment policy that is generally applicable to the Company's executives, as may be in effect from time to time, or (d) as required by law.

12.NOTICE. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when actually received, whether hand-delivered, sent by telecopier, facsimile transmission or other electronic means of transmitting written documents (as long as receipt is acknowledged) or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee, to the Employee at the Employee’s address then reflected in the records of the Company.

If to the Company, to:

Nicholas Financial, Inc.

2454 McMullen Booth Road

Building C

Clearwater, Florida 33759

Attn: Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.

13.NO WAIVER; ENTIRE AGREEMENT. No waiver by any party hereto of any breach of this Agreement by any other party hereto shall be deemed a waiver of any similar or dissimilar term or condition at the same or at any prior or subsequent time. This Agreement and any equity award agreements between the Company and the Employee constitute the entire agreement between the parties hereto with respect to the Employee’s employment by the Company and there are no agreements or representations, oral or otherwise, expressed or implied, with respect to or related to the employment of the Employee which are not set forth in this Agreement or such equity award agreements.

14.NO ASSIGNMENT. Except as expressly set forth herein, no party shall assign any of his, her or its rights under this Agreement without the prior written consent of the other party and any attempted assignment without such prior written consent shall be null and void and without legal effect.

15.COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be effective upon the execution and delivery by any party hereto of facsimile copies of signature pages hereto duly executed by such party; provided, however, that any party delivering a facsimile signature page covenants and agrees to deliver promptly after the date hereof two (2) original copies to the other party hereto.

16.GOVERNING LAW.

(a)The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Florida, except that Section 15(b) shall be construed in accordance with the Federal Arbitration Act if arbitration is chosen by the Employee as the method of dispute resolution.

(b)Any dispute arising out of this Agreement shall, at the Employee’s election, be determined by either (i) arbitration under the rules of the American Arbitration Association then in effect (but subject to any evidentiary standards set forth in this Agreement), in which both parties shall be bound by the arbitration award, or (ii) by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for such arbitration or litigation, as the case may be, shall be Tampa, Florida. The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

17.CERTAIN RULES OF CONSTRUCTION; CODE SECTION 409A.

(a)No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement. Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Employee and an authorized representative of the Company.

(b)The Company and the Employee intend the terms of this Agreement to be in compliance with Section 409A of the Code and the regulations promulgated thereunder. To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner that avoids a violation of Section 409A of the Code. The phrase “termination of the Employee’s employment” and similar phrases in this Agreement shall mean the Employee’s “separation from service” as defined in Section 409A of the Code.   With respect to any reimbursement or in-kind benefit arrangements of the Company provided for herein that constitute deferred compensation for purposes of Section 409A of the Code, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid if such limit is imposed on all participants), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred (or such earlier deadline as may be imposed by the Company’s applicable generally applicable policies and procedures), and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Section 409A of the Code.

(d)If, after the date of a Change of Control of the Company, any payment amount or the value of any benefit under this Agreement is required to be included in the Employee’s income prior to the date such amount is actually paid or the benefit provided as a result of the failure of this Agreement (or any other arrangement that is required to be aggregated with this Agreement under Code Section 409A) to comply with Code Section 409A, then the Employee shall receive a distribution, in a lump sum, within 90 days after the date it is finally determined that the Agreement (or such other arrangement that is required to be aggregated with this Agreement) fails to meet the requirements of Section 409A of the Code; such distribution shall equal the lesser of (i) the amount required to be included in the Employee’s income as a result of such failure and (ii) the benefits otherwise due hereunder, and shall in any event reduce the amount of payments or benefits otherwise due hereunder.

18.DOLLAR AMOUNTS.  All dollar amounts set forth herein refer to U.S. dollars.

19.HEADINGS. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

20.ATTORNEYS’ FEES AND COSTS.  In the event a dispute arises between the parties under this Agreement and legal action is instituted, the prevailing party shall be intitled to recover its reasonable costs and attorney fees (including paralegal fees) from the non-prevailing party.  As used herein, costs and attorneys’ fees (including paralegal fees) include, but are not limited to, any costs and attorneys’ fees incurred in any trial court, appellate court and/or bankruptcy proceeding.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

NICHOLAS FINANCIAL, INC.
By:	/s/ Douglas Marohn
Douglas Marohn
President and CEO

EMPLOYEE:
/s/ Irina Nashtatik
Irina Nashtatik

[Signature Page: Nicholas Financial, Inc. – Irina Nashtatik Employment Agreement]

APPENDIX A

For purposes of this Agreement, a Change of Control shall be deemed to have occurred upon the earlier of:

i.The acquisition, without prior approval by the Board, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of one hundred percent (100%) of either:

A.The then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or

B.The combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”); or

ii.All individuals who, as of the date of this Agreement, constituted the Board (the “Incumbent Board”) cease for any reason to constitute the Board, provided that any individual becoming a director subsequent to the date of this Agreement, whose election or nomination for election by the Company’s shareholders was approved by a unanimous vote of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

iii.Consummation of a reorganization, merger, amalgamation, arrangement, consolidation or other business combination (a “Business Combination”), in each case, with respect to which none of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination,  following such Business Combination beneficially own, directly or indirectly, any of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination; or

iv.A complete liquidation or dissolution of the Company or sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, any of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors are then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding

Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition; or

v.a determination by the Board of Directors of the Company, in view of the then current circumstances or impending events, that a change of control of the Company has occurred or is imminent, which determination shall be made for the specific purpose of triggering the operative provisions of this Agreement.

If a payment is considered deferred compensation subject to the provisions of Code Section 409A, then the foregoing definition shall be deemed amended to the minimum extent necessary to comply with Code Section 409A.

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